EXHIBIT 10.37

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT, effective December 19th, 2002 (“Second Amendment”), amends that certain Credit Agreement, dated April 16th, 2001, by and between Neoforma, Inc., fdba Neoforma.com, Inc., a Delaware corporation (“Neoforma”), and VHA Inc., a Delaware corporation (“VHA”), as amended to date (“Current Agreement”). The capitalized terms not otherwise defined herein have the respective meanings given to them in the Current Agreement.

RECITALS

WHEREAS, Neoforma and VHA wish to extend the maturity date of the Current Agreement from May 31, 2003 to December 31, 2004;

WHEREAS, Neoforma and VHA wish to change the interest rate of the Current Agreement from 10% to a floating rate of the prime rate plus 2.75%;

WHEREAS, Neoforma has agreed to reduce the current amount of principal outstanding under the Current Agreement by $5 million concurrent with the execution of this Second Amendment; and

WHEREAS, Section 8.8 of the Current Agreement states, in part, the Current Agreement may be modified or amended only by a writing signed by both parties hereto.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to the following:

1.	Amendment of Section 1.9. Section 1.9 of the Current Agreement provides:

1.9    Maturity Date.    The term “Maturity Date” means that date which is the earlier to occur of: (a) May 31, 2003; (b) the date the Commitment (as defined in Section 2.1) is terminated by Lender pursuant to Section 7.2(a); (c) the date on which Lender declares the entire unpaid principal amount and all accrued interest on any outstanding Note immediately due and payable in full under Section 7.2(b), or such amount otherwise becomes immediately due and payable in full; (d) the date on which Lender and Borrower mutually agree in writing to terminate the Commitment or (e) the date on which a Change of Control occurs.

Section 1.9 is hereby revised to change the date in subparagraph (a) to December 31, 2004, so that Section 1.9 is amended to state:

1.9    Maturity Date.    The term “Maturity Date” means that date which is the earlier to occur of: (a) December 31, 2004; (b) the date the Commitment (as defined in Section 2.1) is terminated by Lender pursuant to Section 7.2(a); (c) the date on which Lender declares the entire unpaid principal amount and all accrued interest on any outstanding Note immediately due and payable in full under Section 7.2(b), or such amount otherwise becomes immediately due and payable in full; (d) the date on which Lender and Borrower mutually agree in writing to terminate the Commitment or (e) the date on which a Change of Control occurs.

2.	Amendment of Section 2.3. Section 2.3 of the Current Agreement provides:

2.3    Note.    Borrower’s indebtedness to Lender under each Loan advanced by Lender under this Agreement will be evidenced by a promissory note of Borrower in the form attached hereto as Exhibit A (the “Note”). The Note will provide that interest on unpaid principal will accrue at a rate equal to ten percent (10%) per annum (calculated on the basis of a 360-day year).

Section 2.3 is hereby revised to change the interest rate from 10% to the prime rate plus 2.75%, so that Section 2.3 is amended to state:

2.3    Note.    Borrower’s indebtedness to Lender under each Loan currently outstanding and under each Loan advanced by Lender under this Agreement subsequent to the effective date of the Second Amendment will be evidenced by a promissory note of Borrower in the form attached hereto as Exhibit A (the “Note”). The Note will provide that interest on unpaid principal will accrue at a rate equal to a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank’s prime rate, plus 2.75%; (calculated on the basis of a 360-day year).

3.	Reduction of Outstanding Principal. Concurrent with the execution of this Second Amendment, Borrower shall pay to Lender $5 million by wire transfer, which payment, notwithstanding Section 2.5 of the Current Agreement, shall reflect in its entirety a reduction of the outstanding principal owed to Lender by Borrower. This payment shall not reduce the Maximum Loan Amount available to Neoforma under the Current Agreement.

4.	All Other Terms Unchanged. Except as expressly modified by this Second Amendment, all terms of the Current Agreement shall remain in full force and effect.

5.	Governing Law. This Second Amendment shall be governed by and construed under the internal laws of the State of California and shall be binding upon the parties hereto in the United States and worldwide. The federal and state courts of California shall have exclusive jurisdiction to adjudicate any dispute arising out of this Second Amendment.

6.	Counterparts. This Second Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Second Amendment has been executed, effective as of the date first written above.

NEOFORMA, INC.		VHA INC.

By:	/s/ ANDREW GUGENHIME	By:	/s/ CURT NONOMAQUE
Title:	CFO	Title:

[Signature Page to Second Amendment to Credit Agreement]